Exhibit 99.1

Mid-Atlantic Dental Partners Completes its Acquisition of
Birner Dental Management Services, Inc.

Birner Dental Management, Inc. Shareholders Receive Total Cash Consideration of up to $10.75 per share
Transaction expands Mid-Atlantic Dental Partners’ geographic footprint into the Rockies and Southwest

Plymouth Meeting, PA and Denver, Colorado – January 14th, 2019 – Mid-Atlantic Dental Service Holdings LLC, operating as Mid-Atlantic Dental Partners, a dental support organization (“DSO”) dedicated to improving the delivery of dental services for dentists and their patients and a portfolio company of S.C. Goldman & Company, LLC (“S.C. Goldman”), announced today that it completed its acquisition of Birner Dental Management Services, Inc. (OTCQX:  BDMS) (“Birner Dental”).

In connection with the transaction, an affiliate of Mid-Atlantic Dental Partners purchased all of the outstanding shares of Birner Dental for $10.62 in cash. Birner Dental shareholders also received one Contingent Value Right (CVR) per share of Birner common stock owned. The CVRs entitle former Birner Dental shareholders to an additional cash payment of up to $0.13 per share under certain circumstances on June 14, 2020.

“Today’s announcement is an exciting milestone for Mid-Atlantic Dental Partners, and we’re thrilled to welcome the Perfect Teeth family to our team,” said Mitchell Goldman, Chief Executive Officer of Mid-Atlantic Dental Partners. “At Mid-Atlantic Dental we have created a unique partnership model that allows us to support dental professionals so that they can focus on caring for their patients. We’re thrilled to expand this model to the southwest and mountain states.”

Mid-Atlantic Dental Partners offers dentists a new DSO model that supports dental professionals by providing marketing, financial, practice information and other business services so dentists can focus on delivering the highest quality care to their patients.

“I am extremely excited about the opportunity for growth of the Perfect Teeth footprint in the southwest and mountain States. This growth will happen thoughtfully, ensuring a first-class team of dentists and hygienists, and a focus on the importance of oral health within a patient’s overall healthcare picture,” said Marlene Kacy, Vice President for Regional Operations for the Mountain Region.

“Mid-Atlantic Dental Partners and Perfect Teeth together make a very strong partnership. Building on the established brand in the region, Mid-Atlantic has the ability to provide needed resources to build and expand the Perfect Teeth brand through significant investments in state-of-the-art technology, our clinical and administrative teams, and the offices.  With the focus always on the ultimate patient experience,” added Leigh Feenburg, Chief Operating Officer of Mid-Atlantic Dental Partners.

The success of Mid-Atlantic Dental is due in part to the consistent growth of the U.S. dental care industry, driven largely by the aging Baby Boomer population, paired with an increasing number of dentists looking to reduce practice administrative burdens. These factors have positioned Mid-Atlantic Dental’s partnership model as a win-win solution.

Upon closing, Birner will become Rocky Mountain Dental Services Holdings, LLC. Birner will continue to be based in Denver, Colorado and will be locally managed. The newly affiliated locations will continue to do business under the Perfect Teeth brand.

Houlihan Lokey served as the exclusive financial advisor and Duane Morris LLP, DLA Piper LLP and Waller LLP served as legal advisors to Mid-Atlantic Dental Partners. DLA Piper LLP served as legal advisors to S.C. Goldman & Company. Cain Brothers, a division of KeyBanc Capital Markets Inc. served as the exclusive financial advisor and Faegre Baker Daniels LLP served as legal advisor to Birner Dental Management Services, Inc.

About Mid-Atlantic Dental Partners
Founded in 2016, Mid-Atlantic Dental Partners is a dental support organization dedicated to improving the delivery of dental care by elevating the importance of dental professionals and dental care in the overall health care of patients and their communities. By providing dentists with financial management, marketing and technology services, Mid-Atlantic Dental Partners alleviates administrative burdens and allows dentists to focus on their patients.

For more information, visit www.mid-atlanticdental.com

About S.C. Goldman & Company, LLC
Founded in 2011, S.C. Goldman & Company is a family-based partnership which acquires North America-based middle-market companies with leading market positions in healthcare, services, and industrials. The firm’s permanent capital structure allows for efficient decision making and real-time flexibility to structure transactions. Through partnership with its management teams, S.C. Goldman aims to create long-term partnerships capable of building enduring value, for both shareholders and their employees.

About Birner Dental Management Services, Inc.
Perfect Teeth is a group of dental offices dedicated to providing gold standard patient care and services to every patient, every day. Since opening the doors in 1995, Perfect Teeth dental practices have provided family-friendly dental care for patients of all ages in Colorado, New Mexico and Arizona.

For more information, visit www.perfectteeth.com

Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation, factors described under the heading “Risk Factors” in Part I, Item 1A of Birner’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company disclaims any obligation to update these forward-looking statements.

CONTACT
Mid-Atlantic Dental Partners
Jessica Sharp
Maven Communications
jsharp@mavenagency.com
215-434-7192